                                  SCHEDULE 14A
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant   [ ]

Check the appropriate box:
[ ]     Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ] Soliciting Material Pursuant to (section) 240.14a-11(c) or (section) 240.14a-12



                               Bernard Chaus, Inc.
                               -------------------
                 (Name of Person(s) as Specified in Its Charter)

                            -----------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]     No fee required

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        1)     Title of each class of securities to which transaction applies:

               -----------------------------------------------------------------

        2)     Aggregate number of securities to which transaction applies:

               -----------------------------------------------------------------

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

               -----------------------------------------------------------------

        4)     Proposed maximum aggregate value of transaction:

               -----------------------------------------------------------------

        5)     Total fee paid:

               -----------------------------------------------------------------
[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provide by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)     Amount Previously Paid:

               -----------------------------------------------------------------

        2)     Form, Schedule or Registration Statement No.:

               -----------------------------------------------------------------

        3)     Filing Party:

               -----------------------------------------------------------------

        4)     Date Filed:

               -----------------------------------------------------------------

                               BERNARD CHAUS, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     The Annual Meeting of Shareholders of Bernard Chaus, Inc., a New York corporation (the "Company"), will be held on Wednesday, November 12, 2003 at 9:00 a.m. at 530 Seventh Avenue, Eighteenth Floor, New York, New York for the following purposes:

     1. To elect five directors of the Company to serve until the next Annual Meeting of Shareholders and until their respective successors have been elected and qualified; and

     2. To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

     Shareholders of record at the close of business on October 8, 2003 are entitled to notice of and will be entitled to vote at the Meeting.

     YOU ARE REQUESTED TO FILL IN, DATE AND SIGN THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, AND TO MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.


                                        By Order of the Board of Directors,



                                        Barton Heminover
                                        Assistant Secretary




New York, New York
October 14, 2003

--------------------------------------------------------------------------------
     IMPORTANT: PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD IN THE SELF-ADDRESSED, STAMPED ENVELOPE ENCLOSED FOR YOUR CONVENIENCE. NO
     POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.
-------------------------------------------------------------------------------

                               BERNARD CHAUS, INC.

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                                NOVEMBER 12, 2003

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board of Directors") of Bernard Chaus, Inc., a New York corporation (the "Company"), to be used at the 2003 Annual Meeting of Shareholders (the "Meeting") which will be held on November 12, 2003 at 9:00 a.m. at 530 Seventh Avenue, Eighteenth Floor, New York, New York, and any adjournments or postponements thereof.

     Shareholders who execute proxies retain the right to revoke them at any time before they are exercised by notice in writing to the Secretary of the Company or by revocation in person at the Meeting; unless so revoked, the shares represented by proxies will be voted at the Meeting in accordance with the directions given therein. If no directions are given, proxies will be voted (i) FOR the election of the nominees named below under the caption "Election of Directors-Nominees for Election" and (ii) in the discretion of the proxies named on the proxy card with respect to such other business as may properly come before the Meeting and any adjournments or postponements thereof.

     The principal executive offices of the Company are located at 530 Seventh Avenue, New York, New York 10018. The approximate date on which this Proxy Statement and the enclosed form of proxy were first sent or given to shareholders was October 14, 2003.

     Shareholders of record at the close of business on October 8, 2003 are entitled to notice of and will be entitled to vote at the Meeting. On October 8, 2003, there were outstanding 27,332,007 shares of common stock, $0.01 par value per share ("Common Stock"), of the Company. Each share of Common Stock is entitled to one vote.

     As used herein, fiscal 2003 refers to the fiscal year ended June 30, 2003, fiscal 2002 refers to the fiscal year ended June 30, 2002, and fiscal 2001 refers to the fiscal year ended June 30, 2001.

                                VOTING PROCEDURES

     Under the New York Business Corporation Law (the "BCL") and the Company's By-Laws, the presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum of the shareholders to take action at the Meeting. Abstentions and broker non-votes are counted as shares present in the determination of whether the shares of Common Stock represented at the Meeting constitute a quorum. Once a quorum of the shareholders is established, under the BCL and the Company's By-Laws, the directors standing for election must be elected by a plurality of the votes cast. All other actions to be taken at the Meeting must be approved by a majority of the votes cast. For voting purposes, abstentions and broker non-votes will not be counted in determining whether the directors standing for election have been elected or whether any other action has been approved.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table represents information with respect to the persons who are known to the Company to be the beneficial owners of more than five percent of the Common Stock as of October 8, 2003.

NAME AND ADDRESS OF          AMOUNT BENEFICIALLY
BENEFICIAL OWNER                    OWNED              PERCENT OF CLASS
----------------             -------------------       ----------------
Josephine Chaus .........       16,837,308 (1)               61.6%
530 Seventh Avenue
New York, New York 10018

(1) All shares listed are owned of record and beneficially, with sole investment and voting power, except that, with respect to 61,136 shares of Common Stock included in such amount, Josephine Chaus shares the power to dispose of such shares with Daniel Rosenbloom which are held by them as co-trustees for her children (but does not have the power to vote such shares), and, with respect to 683 shares of Common Stock included in such amount, such shares are owned by Ms. Chaus' minor child and Ms. Chaus is the custodian and, in such capacity, has the power to vote and dispose of them.

     Ms. Chaus has pledged 10,000,000 shares of Common Stock (the "Pledged Shares") owned by her to GMAC Commercial Finance LLC ("GMAC") to secure her obligations to GMAC under a promissory note. Ms. Chaus has sole investment and voting power with respect to the Pledged Shares unless and until an Event of Default has occurred under the Pledge Agreement with GMAC. Ms. Chaus has the right to dispose of the Pledged Shares so long as the sale proceeds equal or exceed the then fair market value of the shares and the proceeds are used to repay the indebtedness to GMAC.

     The shares beneficially owned by Ms. Chaus do not include an aggregate of 2,000,000 shares of Common Stock owned by certain trusts for the benefit of Ms. Chaus' children or 808 shares of Common Stock owned by one of her children. She does not have any power to vote, direct the vote or dispose of these shares of Common Stock and disclaims beneficial ownership of these shares of Common Stock.

     Because of her stock ownership and positions with the Company, Josephine Chaus may be deemed a control person of the Company.

     The following table presents information as of October 8, 2003 with respect to the number of shares of Common Stock beneficially owned by each of the directors of the Company and each Named Executive Officer (as hereafter defined), other than Josephine Chaus whose ownership is shown in the table above, and all of the directors and executive officers of the Company as a group. The information below stating amounts beneficially owned and percent of class owned includes options exercisable within 60 days of October 8, 2003.


                                                                                AMOUNT        PERCENT OF
                                                                             BENEFICIALLY       CLASS
NAME                                                                           OWNED (1)      DIRECTORS:
----                                                                         ------------     ----------
DIRECTORS:
Philip G. Barach (2) ....................................................         48,737            *
Nicholas DiPaolo + (3) ..................................................      3,328,750         10.9%
S. Lee Kling (4) ........................................................         49,500            *
Harvey M. Krueger (5) ...................................................         64,743            *

NAMED EXECUTIVE OFFICERS:
Barton Heminover (6) ....................................................         51,408            *
Gregory Mongno (7). .....................................................        520,000            *
All directors and executive officers as a group (7 persons) (8) .........     20,900,446         67.2%

----------
*    Less than one percent.

+    Mr. DiPaolo is a Named Executive Officer as well as a director.

(1) Except as otherwise indicated below, the persons listed have advised the Company that they have sole voting and investment power with respect to the securities listed as owned by them.

(2) Includes options to purchase 28,500 shares of Common Stock granted under the Bernard Chaus, Inc. 1998 Stock Option Plan, as amended (the "Stock Option Plan"). Excludes options to purchase 17,500 shares of Common Stock granted under the Stock Option Plan which are not currently exercisable.

(3) Includes options to purchase 3,308,750 shares of Common Stock granted under the Stock Option Plan. Excludes options to purchase 1,250 shares of Common Stock granted under the Stock Option Plan which are not currently exercisable. Excludes 5,000 shares of Common Stock owned by his wife, as to which shares Mr. DiPaolo disclaims beneficial ownership.

(4) Includes options to purchase 29,500 shares of Common Stock granted under the Stock Option Plan. Excludes options to purchase 17,500 shares of Common Stock granted under the Stock Option Plan which are not currently exercisable. Mr. Kling has indicated that all of his shares are held jointly with his wife who shares all voting and investment power with respect to such shares.

(5) Includes options to purchase 26,250 shares of Common Stock granted under the Stock Option Plan. Excludes options to purchase 18,750 shares of Common Stock granted under the Stock Option Plan which are not currently exercisable.

(6) Includes options to purchase 51,408 shares of Common Stock granted under the Stock Option Plan. Excludes options to purchase 15,000 shares of Common Stock granted under the Stock Option Plan which are not currently exercisable.

(7) Includes options to purchase 520,000 shares of Common Stock granted under the Stock Option Plan. Excludes options to purchase 166,667 shares of Common Stock granted under the Stock Option Plan which are not currently exercisable.

(8) Includes beneficial ownership of Josephine Chaus (see table above); also includes options to purchase an aggregate of 3,777,741 shares of Common Stock granted under the Stock Option Plan.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

     Five directors will be elected at the Meeting to serve until the next annual meeting of shareholders and until their respective successors have been elected and qualified.

     EACH PROXY RECEIVED WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED BELOW UNLESS OTHERWISE SPECIFIED IN THE PROXY. Josephine Chaus possesses the power to vote more than 50% of the outstanding shares of the Common Stock. Accordingly, the affirmative vote of Josephine Chaus is sufficient to approve the election of these nominees. Ms. Chaus has advised the Company that she intends to vote all of her shares in favor of such election.

     At this time, the Board of Directors knows of no reason why any nominee might be unable to serve. In the event any nominee refuses or is unable to serve as a director, the proxies named on the proxy card reserve full discretion to vote for such other person as may be nominated by the Board of Directors. There are no arrangements or understandings between any director and any other person pursuant to which such person was selected as a director or nominee.

     The following table sets forth certain information with respect to the nominees for director:


          NAME OF NOMINEE               AGE     DIRECTOR SINCE
          ---------------               ---     --------------
          Josephine Chaus ............   52         1977
          Nicholas DiPaolo ...........   62         1999
          S. Lee Kling ...............   74         1989
          Harvey M. Krueger ..........   74         1992
          Philip G. Barach ...........   73         1993

     Josephine Chaus has been an employee of the Company in various capacities since its inception. She has been a director of the Company since 1977, Chief Executive Officer from 1991 until September 1994 and from 1998 until present, and Chairwoman of the Board from December 1998 until present. In addition, she served as President from 1980 to February 1993, and served as member of the Office of the Chairman from September 1994 until it was eliminated in December 1998.

     S. Lee Kling was elected a director of the Company on February 22, 1989. He served from 1991 to August 2002 as Chairman of the Board of Kling Rechter & Co., L.P., a merchant banking company. As of September 1, 2002, Mr. Kling became Chairman of the Board of The Kling Company. Mr. Kling served as Chairman of the Board of Landmark Bancshares Corporation, a bank holding company in St. Louis, Missouri ("Landmark"), until December 1991 when the company merged with Magna Group, Inc. He had served in such capacity with Landmark since 1974 and had also served as Chief Executive Officer of Landmark from 1974 through October 1990 except for the period from May 1978 to January 1979 when he served as Assistant Special Counselor on Inflation for the White House and Deputy for Ambassador Robert S. Strauss. Mr. Kling serves on the Boards of Directors of Falcon Products, Inc., a furniture and fixtures manufacturer; National Beverage Corp., a beverage manufacturer; Electro Rent Corporation, an electronic equipment rental company; Engineered Support Systems, Inc., a product manufacturer in the defense industry; and Kupper Parker Communications, Inc., an advertising and public relations company, all of which are public companies. Mr. Kling also serves on the Board of Directors of Computer Sales International, a private company.

     Harvey M. Krueger was appointed a director of the Company on January 2, 1992. He has been Vice Chairman of Lehman Brothers, Inc. ("Lehman Brothers"), an investment banking firm, since 1997. From May 1984 to 1996, he was a Senior Managing Director of Lehman Brothers. From December 1977 to May 1984, he was Managing Director of Lehman Brothers Kuhn Loeb, Inc. From 1965 to 1977, he was a Partner of Kuhn Loeb & Co., and in 1976, he became President and Chief Executive Officer of Kuhn Loeb & Co. Mr. Krueger currently serves as a director of Automatic Data Processing Inc., a provider of payroll and related employer services; and Delta Galil Industries Ltd., a manufacturer of boutique-quality apparel, each of which is a public company.

     Philip G. Barach was appointed a director of the Company on November 26, 1993. He was, from July 1968 to March 1990, the Chief Executive Officer of U.S. Shoe Corp., a shoe manufacturer, retail apparel company and retail eyewear company. In addition, Mr. Barach served as Chairman of the Board of Directors of U.S. Shoe Corp. from March 1990 to March 1993. Mr. Barach currently serves as a director of Glimcher Realty Trust, a real estate company; and R.G. Barry Corporation, a manufacturer of home comfort footwear and thermal retention technology products, each of which is a public company.

     Nicholas DiPaolo has been Chief Operating Officer and Vice Chairman of the Company since November 1, 2000 and a director of the Company since February 11, 1999. From 1991 through May 1997, he served as Chairman, President and Chief Executive Officer of Salant Corporation, a diversified apparel company ("Salant"). In addition, Mr. DiPaolo served as President and Chief Operating Officer of Salant from 1988 through 1991. Prior to 1998, he held executive positions with a number of apparel and related companies, including Manhattan Industries, a menswear company, and The Villager, a women's sportswear company. Mr. DiPaolo currently serves on the Board of Directors of JPS Industries, Inc., a publicly traded manufacturer of specialty extruded and woven materials, and Foot Locker, Inc., a publicly traded retailer of athletic footwear and apparel.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During fiscal 2003, the Board of Directors met on seven occasions. During fiscal 2003, no incumbent director attended fewer than 75% of the aggregate of
(1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board of Directors on which such director served.

     During fiscal 2003, the members of the Audit Committee were Philip G. Barach, S. Lee Kling, and Harvey M. Krueger. All three members of the Audit Committee are independent (as independence is defined in Sections
303.01(B)(2)(a) and (3) of the New York Stock Exchange listing standards).

     The Audit Committee is primarily responsible for (i) monitoring the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance, (ii) monitoring the independence and performance of the Company's independent auditors, and
(iii) providing an avenue of communication among the independent auditors, management, and the Board of Directors. The Audit Committee has a charter that details its duties and responsibilities. The complete text of the charter of the Audit Committee was included as Appendix A to the proxy statement for the 2001 Annual Meeting of Shareholders filed pursuant to Regulation 14A.

     The Audit Committee meets at least four times a year following the completion of the auditor's review of the consolidated financial statements for the first three quarters of the fiscal year and the completion of the audit of the consolidated financial statements for the fiscal year. During fiscal 2003, the Audit Committee met on five occasions.

     During fiscal 2003, the members of the Compensation Committee were Philip
G. Barach, S. Lee Kling and Harvey M. Krueger. The Compensation Committee is charged by the Board of Directors with administering, reviewing and recommending changes in the Company's incentive compensation plans for its executives and submitting such plans to the Board of Directors for approval, allocating bonuses, determining the individuals to whom stock options are to be granted, the number of shares subject to grant and the terms of such options, and recommending to the Board of Directors any changes in the compensation of any employee of the Company whose annual compensation exceeds $150,000. The Compensation Committee met on four occasions during fiscal 2003.

     The Company does not have a standing Nominating Committee.

        COMPLIANCE WITH SECTION 16(a) OF SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers and persons who beneficially own more than ten percent of the Common Stock to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of the Common Stock. Officers, directors and persons owning more than ten percent of the Common Stock are required to furnish the Company with copies of all such reports. To the Company's knowledge, based solely on a review of copies of such reports furnished to the Company, the Company believes that during fiscal 2003, all
Section 16(a) filing requirements applicable to its officers and directors and persons beneficially owning more than ten percent of the Common Stock were complied with, except that Ms. Chaus inadvertently did not timely file one report with respect to four transactions and each of Messrs. Kling, Krueger, Barach and Heminover inadvertently did not timely file one report with respect to one transaction.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth all cash compensation paid or accrued by the Company for fiscal 2003, fiscal 2002 and fiscal 2001 with respect to (a) Josephine Chaus, Chairwoman of the Board and Chief Executive Officer, and (b) the other most highly compensated executive officers of the Company whose compensation exceeded $100,000 (collectively, the "Named Executive Officers"), for services rendered by such persons in all capacities to the Company.

                                                        ANNUAL COMPENSATION                              LONG TERM COMPENSATION
                               --------------------------------------------------------------------- -------------------------------
                                                                                                       NUMBER OF
                                                                                         RESTRICTED    SECURITIES
NAME AND PRINCIPAL POSITION                                                                 STOCK      UNDERLYING      ALL OTHER
HELD DURING FISCAL YEAR 2003    YEAR      SALARY($)        BONUS($)         OTHER($)     AWARDS (#)   OPTIONS (#)   COMPENSATION (1)
------------------------------ ------ ---------------- ---------------- --------------- ------------ ------------- -----------------
Josephine Chaus                2003        525,000               --              --     --                    --           --
 Chairwoman of the Board and   2002        525,000               --              --     --                    --           --
 Chief Executive Officer       2001        525,000               --              --     --                    --           --

Nicholas DiPaolo               2003        300,000
 Chief Operating Officer and   2002        300,000               --              --     --                    --           --
 Vice Chairman                 2001        231,365(2)            --          11,500(3)  --             3,300,000           --

Gregory Mongno                 2003        552,884
 President                     2002        511,923          150,000(4)           --     --               686,667
                               2001        362,500(5)        50,000              --     --                    --           --
Barton Heminover               2003        190,884                                                        20,000
 Chief Financial Officer and   2002        185,000               --              --     --                46,408           --
 Assistant Secretary           2001        177,500               --              --     --                    --           --

----------
(1) The amounts in this column include the aggregate value of certain personal benefits to a Named Executive Officer only where such value is greater than the lesser of either $50,000 or 10% of such executive's salary and bonus for the fiscal year.

(2) Annual Compensation represents (i) prorated employment compensation from date of hire on November 1, 2000 equal to $199,615 and (ii) consulting compensation earned from July 1, 2000 through October 31, 2000 equal to $31,750.

(3) Represents fees paid as an outside director prior to his date of hire as a full time employee.

(4) The bonus amount represents the bonus amount guaranteed to Mr. Mongno pursuant to his employment letter agreement with the Company. The bonus amount was paid to Mr. Mongno in early September 2001.

(5) Annual Compensation represents compensation for service as Senior Vice President -- Sales and Marketing (non-executive officer position) from July 1, 2000 until June 1, 2001 (the "Promotion Date") and as President from the Promotion Date.

                              OPTION GRANTS TABLE

     The following table sets forth information with respect to the Named Executive Officers concerning the grant of stock options during fiscal 2003. The Company did not have during such fiscal year, and currently does not have, any plans providing for the grant of stock appreciation rights.


                                                                                                 POTENTIAL REALIZABLE
                                                       INDIVIDUAL GRANTS                          VALUE AT ASSUMED
                                 -------------------------------------------------------------     ANNUAL RATES OF
                                                                                                       STOCK PRICE
                                  SECURITIES         % OF TOTAL                                     APPRECIATION FOR
                                  UNDERLYING           OPTIONS                                       OPTION TERM (2)
                                    OPTIONS          GRANTED TO         EXERCISE                 ----------------------
                                    GRANTED           EMPLOYEES         OR BASE     EXPIRATION
NAME                                (#)(1)       IN FISCAL YEAR (3)      PRICE         DATE       5% ($)     10% ($)
------------------------------   ------------   --------------------   ---------   -----------   --------   --------
Josephine Chaus ..............          --                 --               --             --         --         --
Nicholas DiPaolo .............          --                 --               --             --         --         --
Gregory Mongno ...............          --                 --               --             --         --         --
Barton Heminover (4) .........      20,000               4.88%          $ 0.75      8/28/2012     24,433     38,906

----------
(1)  All options were granted under the Stock Option Plan.

(2) Potential pre-tax realizable value is based on the assumption that the stock appreciates from the market value on the date of grant at the annual rates of appreciation shown on the table over the option term (ten years). This is a theoretical value. The actual realized value depends upon the market value of the Company's stock at the exercise date.

(3) The percentage of stock options granted to each Named Executive Officer is based on a total number of stock options granted to employees amounting to 410,000 during fiscal 2003.

(4) Represents options to purchase 20,000 shares of Common Stock granted on August 28, 2002 under the Stock Option Plan with an exercise price equal to the fair market value of the Common Stock on the date of grant. These options have a ten-year term and vest in four equal annual installments beginning on August 28, 2003.

       AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE

     The following table provides information with respect to the exercise of stock options during fiscal 2003 by the Named Executive Officers and the value of unexercised options at fiscal year end.

                                                       NUMBER OF       NUMBER OF
                                                       SECURITIES      SECURITIES         VALUE OF           VALUE OF
                                                       UNDERLYING      UNDERLYING       UNEXERCISED         UNEXERCISED
                                                      UNEXERCISED     UNEXERCISED       IN-THE-MONEY       IN-THE-MONEY
                               SHARES                  OPTIONS AT      OPTIONS AT        OPTIONS AT         OPTIONS AT
                              ACQUIRED      VALUE    JUNE 30, 2003   JUNE 30, 2003   JUNE 30, 2003 (1)   JUNE 30, 2003 (1)
NAME                        ON EXERCISE   REALIZED    EXERCISABLE    UNEXERCISABLE      EXERCISABLE        UNEXERCISABLE
-------------------------- ------------- ---------- --------------- --------------- ------------------- ------------------
Josephine Chaus .......... --            --                   --              --                 --                --
Nicholas DiPaolo ......... --            --            2,306,250       1,003,750         $1,285,656          $575,656
Gregory Mongno ........... --            --              260,001         426,666         $  117,000          $192,000
Barton Heminover ......... --            --               23,204          43,204         $   10,442          $ 14,442

----------
(1) The value is based on the excess of the market price of the Common Stock at the end of fiscal 2003 over the option price of the unexercised options.

                     EQUITY COMPENSATION PLAN INFORMATION

     The following table provides information regarding the number of shares of Common Stock that were subject to outstanding stock options or other compensation plan grants and awards at the end of fiscal 2003. The only equity compensation awards granted by the Company have been pursuant to the Stock Option Plan. Pursuant to the Stock Option Plan, the Company may grant to employees, officers, consultants and directors of the Company incentive stock options, as defined in the Internal Revenue Code of 1986, as amended (the "Code"), and non-incentive stock options. Under the Stock Option Plan, 6,750,000 shares of Common Stock are reserved for issuance. The maximum number of shares that any one eligible individual may be granted in respect of options under the Stock Option Plan may not exceed 4,000,000 shares of Common Stock. No stock options may be granted under the Stock Option Plan subsequent to October 29, 2007. The exercise price may not be less than 100% of the fair market value on the date of grant for incentive stock options (110% in the case of incentive stock options granted to a "ten percent shareholder" (as defined in Section 422 of the Code)). The Stock Option Plan is administered by the Compensation Committee and, subject to the provisions of the Stock Option Plan, the Compensation Committee determines when and to whom options will be granted, the number of shares covered by each option and the terms and provisions applicable to each option. In the event of certain change in control transactions, each outstanding option becomes immediately and fully exercisable.


                                                                                               NUMBER OF SECURITIES
                                                                                               REMAINING AVAILABLE
                                           NUMBER OF SECURITIES                                FOR FUTURE ISSUANCE
                                             TO BE ISSUED UPON        WEIGHTED-AVERAGE             UNDER EQUITY
                                                EXERCISE OF           EXERCISE PRICE OF         COMPENSATION PLANS
                                           OUTSTANDING OPTIONS,     OUTSTANDING OPTIONS,      (EXCLUDING SECURITIES
             PLAN CATEGORY                  WARRANTS AND RIGHTS      WARRANTS AND RIGHTS     REFLECTED IN COLUMN (a))
---------------------------------------   ----------------------   ----------------------   -------------------------
Equity compensation plans
 approved by security holders .........          6,119,594                 $ 0.49                    630,406
Equity compensation plans not
 approved by security holders .........                 --                     --                         --
Total .................................          6,119,594                 $ 0.49                    630,406

                             EMPLOYMENT ARRANGEMENTS

     Josephine Chaus. The Company's employment agreement with Josephine Chaus, Chairwoman of the Board, commenced on July 1, 1992 and expired on June 30, 1994. Since such date, she has been employed without a written agreement. Ms. Chaus' annual base salary was $525,000 for fiscal 2003.

     Nicholas DiPaolo. On January 10, 2001, the Company entered into an employment agreement with Nicholas DiPaolo who has been serving as the Company's Vice Chairman and Chief Operating Officer since November 1, 2000, the effective date of the employment agreement. The employment agreement has a term of 37 months from the effective date. Under the employment agreement, Mr. DiPaolo receives an annual salary of $300,000 per year. Under the employment agreement, on November 1, 2000, Mr. DiPaolo was granted 300,000 fully vested options to purchase Common Stock at the fair market value on the date of grant (the "Sign-On Options"). The exercise price of the Sign-On Options is $0.50. Under the employment agreement, on January 10, 2001, Mr. DiPaolo was granted 3,000,000 options to purchase Common Stock at the fair market value on the date of the grant (the "Put Options"). The exercise price of the Put Options is $0.375. The Put Options vest in three equal installments upon each of the first two anniversaries of the employment agreement's effective date and on November 1, 2003, respectively. In the event that the Company achieved a cumulative EBITDA target determined by the Board of Directors for the three year period ended June 30, 2003, Mr. DiPaolo would have been entitled to require the Company to purchase his Put Options, for a purchase price equal to $1,125,000, i.e., the aggregate exercise price of the Put Options. The Company did not meet the cumulative EBITDA target, therefore the Company is not required to purchase the Put Options. In the event there is a "Change of Control" of the Company or his employment is terminated without "Cause" (as such terms are defined in the employment agreement), Mr. DiPaolo shall also have the right to require the Company to purchase his vested Put Options at a purchase price equal to the aggregate exercise price of the vested Put Options. If the employment agreement is terminated by the Company without cause, Mr. DiPaolo is entitled to non-competition payments equal to twelve months' base salary, payable in twelve monthly installments.

     Gregory Mongno. On June 1, 2001, the Company entered into an employment agreement with Mr. Mongno providing for him to serve as President of the Company for a three year term. Under the employment agreement, Mr. Mongno received an annual salary of $500,000 per year from June 1, 2001 through May 31, 2002; thereafter he is entitled to $550,000 per year from June 1, 2002 to May 31, 2003 and $600,000 per year from June 1, 2003 to May 31, 2004. Mr.
Mongno is entitled to an annual bonus based upon targets set by the Compensation Committee of the Board of Directors, subject for the fiscal year ended June 30, 2002 to a minimum bonus of $150,000. In addition, in connection with the execution of Mr. Mongno's employment agreement, on August 8, 2001 (the "Option Date"), Mr. Mongno was granted options to purchase an aggregate of 500,000 shares of Common Stock. The options were granted at an exercise price equal to the last sale price of the Common Stock on the Option Date (i.e., $0.50), vesting in three equal annual installments on the anniversary dates of the Option Date. If the employment agreement is terminated by the Company without cause, Mr. Mongno is entitled to non-competition payments equal to twelve months' base salary, payable in twelve monthly installments.

                            DIRECTORS' COMPENSATION

     During fiscal 2003, directors who were not employees of the Company received an annual fee of $20,000 for serving on the Board of Directors, plus a cash fee of $1,500 per meeting day. In addition, directors are paid a per diem advisory fee of $2,100 for special projects assigned by the Board of Directors.

     Pursuant to its authority under the Stock Option Plan, the Compensation Committee had provided for each non-employee director to be automatically granted options to purchase 5,000 shares of Common Stock annually on July 1 based on the market price of the Common Stock on the date of grant, exercisable up to 25% on each of the first four anniversaries after the grant (the "Automatic Option Grant Policy"). The last such automatic grant under such policy occurred on July 1, 2000. On January 19, 2001, the Board of Directors resolved to terminate the Automatic Option Grant Policy and that future grants of options to purchase shares of the Common Stock to directors shall be determined by the Compensation Committee from time to time. In August 2002, the Compensation Committee granted each non-employee director an option to purchase 10,000 shares of Common Stock exercisable at the market price of the Common Stock on the date of grant. In addition, on such date, the Board of Directors decided to amend the Stock Option Plan, subject to shareholder approval, to provide for an automatic annual grant of 10,000 options to each of the non-employee directors of the Company on July 1 of each year upon the same terms as the Company's prior Automatic Option Grant Policy (the "New Automatic Option Grant Policy"). Such amendment to the Stock Option Plan was approved by the shareholders at the 2002 Annual Meeting of Shareholders. The first automatic annual grants under the New Automatic Option Grant Policy were on July 1, 2003.

     The Company has purchased and will maintain a $50,000 term life insurance policy on behalf of certain directors with the benefits to be paid to such director's designated beneficiary.

                       COMPENSATION COMMITTEE INTERLOCKS

     Philip Barach, S. Lee Kling and Harvey M. Krueger served as members of the Compensation Committee during fiscal 2003. Since May 2002, Mr. Kling has served as a consultant to Lockton Companies, an insurance broker from which the Company obtains directors and officers liability insurance, and employee practices liability insurance. The total aggregate premium payments paid to Lockton Companies in respect of directors and officers liability insurance during fiscal 2003 were approximately $184,000.

                         COMPENSATION COMMITTEE REPORT

     Committee. The Compensation Committee establishes and reviews the Company's arrangements and programs for compensating its executive officers, including the Named Executive Officers. The Compensation Committee is composed of Philip Barach, S. Lee Kling and Harvey M. Krueger, none of whom is either an officer or employee of the Company.

     Background, Objectives and Philosophy. The Compensation Committee's objective is to establish an overall compensation program that rewards executives as the Company's net income reaches certain targeted levels and, through the grant of options, as the market price of the Common Stock increases.

     The Compensation Committee believes that there are three principal components which should be included in a compensation program:

     (1) base salary;

     (2) annual cash incentives; and

     (3) stock option incentives.

     Under this approach, the attainment of yearly earnings and other short-term targets is compensated through yearly bonuses under an Incentive Award Plan (the "Incentive Award Plan") and long-term performance of the Company is rewarded through the grant of stock options pursuant to the Stock Option Plan. Unless otherwise provided by the Compensation Committee at the time an option is granted, options granted under the Stock Option Plan vest ratably over a four-year period. This approach is consistent with the Compensation Committee's view that incentive programs should be based upon performance and that awards of stock options should ally the economic interests of the Company's officers and other key employees with those of the Company's shareholders.

COMPENSATION PROGRAM COMPONENTS

     Base Salary. Base salaries are set at levels that are competitive within the apparel industry. An annual salary adjustment within each applicable position/salary level is determined by evaluating the performance of the individual, including the achievement of numerate and non-numerate objectives, in the context of the financial results of the Company.

     Annual Cash Incentives. Cash incentive awards are based on performance as measured by the Company's net income. The Compensation Committee believes that net income is an appropriate measure of performance because it promotes the achievement of corporate-wide goals. The Company has in effect the Incentive Award Plan in which certain key employees are eligible to participate. The Compensation Committee from time to time may establish corporate-wide objectives based upon earnings each year, the attainment of which serve as the basis for computing annual bonuses. No earnings targets were fixed for fiscal 2003. In the past, individual bonuses for key employees under the Incentive Award Plan have been recommended by management to the Compensation Committee which, in turn, makes the final determination. A portion of each executive's bonus has also been dependent on the achievement of written numerate objectives, which are jointly established in advance by each such executive and the Chief Executive Officer. The Compensation Committee may determine to establish earnings targets and other targets for future fiscal years, including fiscal 2004. From time to time, certain employment agreements with officers contain minimum bonus arrangements. Certain employment agreements with officers provide for bonuses based upon "EBITDA" targets determined by the Board of Directors. EBITDA is defined as earnings before interest, taxes, depreciation and amortization.

     Stock Option Plan. The Compensation Committee believes that the use of stock options as the principal basis for creating long-term incentives satisfies the objective of aligning the interests of executive management with those of the Company's shareholders. The Company has in effect the Stock Option Plan pursuant to which the Compensation Committee may grant executives options to purchase Common Stock. See "Equity Compensation Plan Information." The Company utilizes vesting periods to encourage key executives to continue in the employ of the Company. Unless otherwise provided by the Compensation Committee at the time an option is granted, options granted under the Stock Option Plan vest ratably over a period determined by the Compensation Committee, which is generally three to four years. Levels of participation in the Stock Option Plan generally vary on the basis of the recipient's position in the Company. In order to provide performance incentives and retain employees that held stock options, during fiscal 2001, the Company offered all employees holding options the right to exchange such options for new options at a lower exercise price. During February 2001, employee and director options for an aggregate of 1,400,401 shares of the Common Stock were surrendered under the stock option replacement program offered by the Company. Under the program, employees had the right to surrender their outstanding, out-of-the-money options in exchange for a commitment by the Company to grant new options to them for the same number of shares on a date, which is in excess of six months (183 days) after the surrender date. To be eligible to receive the new options, which have an exercise price equal to the fair market value on August 8, 2001 (the "Future Grant Date"), employees (or directors, as the case may be) must have been employed by the Company (or served as directors) on such Future Grant Date. On August 8, 2001, 1,400,401 options were granted to employees and directors under this program. The new options vested in increments of 50% on August 8, 2002 and 50% on August 8, 2003. Messrs. Mongno and Heminover participated in the replacement program.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Josephine Chaus has served as Chief Executive Officer of the Company from 1991 through September 1994 and from December 1998 until present. She served as a member of the Office of the Chairman of the Company from September 1994 until December 1998 when the position was eliminated. Josephine Chaus did not participate in the Company's bonus program or the Stock Option Plan during fiscal 2003. For fiscal 2003, Ms. Chaus' annual salary was $525,000.

     The Company maintains a $35.0 million key-person life insurance policy on the life of Ms. Chaus. In April 2003, the Compensation Committee decided to split this policy into two new term life insurance policies: one in the amount of $18.0 million, with the Company as beneficiary; and one in the amount of $17.0 million, with persons designated by Ms. Chaus as beneficiaries. In making this decision, the Compensation Committee noted that Ms. Chaus had not received any additional fringe benefits in many years and that it was in the best interests of the Company to increase Ms. Chaus' overall benefits package, particularly in this instance where the purchase of two life insurance policies would likely not cost the Company additional money.

     Section 162(m) of the Code generally disallows a tax deduction for compensation over $1,000,000 paid to a company's chief executive officer and certain other highly compensated executive officers. Qualifying performance-based compensation and certain severance arrangements are not subject to the deduction limit if certain requirements are met. The Compensation Committee endeavors, where possible, to structure incentive compensation to qualify as "performance-based compensation." The Stock Option Plan has been structured to comply with the requirements under Code Section 162(m) regarding qualifying performance-based compensation to provide the Company with an income tax deduction equal to the amount of compensation income recognized by the optionee. The Incentive Award Plan has not been structured to comply with the requirements under Code Section 162(m) regarding qualifying performance-based compensation to provide for the deductibility of compensation payable thereunder. In fiscal 2003, neither Ms. Chaus nor any other executive officer of the Company received compensation in excess of $1,000,000, and it is not currently expected that any executive officer of the Company will receive compensation in excess of $1,000,000 for fiscal 2004.


                                        COMPENSATION COMMITTEE

                                        Philip Barach
                                        S. Lee Kling
                                        Harvey M. Krueger

The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, and shall not otherwise be deemed filed under such Acts.

                         REPORT OF THE AUDIT COMMITTEE

     The Audit Committee has met and held discussions with management and Deloitte & Touche LLP, the Company's independent public accountants ("Deloitte & Touche"). The Audit Committee has reviewed and discussed the Company's audited consolidated financial statements for fiscal 2003 with management. The Audit Committee has discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees."

     The Company's independent public accountants also provided to the Audit Committee certain written communications and the letter required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees." The Audit Committee also discussed with the independent public accountants their independence from the Company and has considered whether the provision of non-audit services is compatible with maintaining their independence.

     Based on the Audit Committee's review and discussions described above, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the Company's audited consolidated financial statements for fiscal 2003 be included in the Company's Annual Report on Form 10-K for fiscal 2003 which was filed with the Securities and Exchange Commission on September 11, 2003.


                                        AUDIT COMMITTEE


                                        Philip G. Barach
                                        S. Lee Kling
                                        Harvey M. Krueger


The foregoing report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.

PERFORMANCE GRAPH

     The following Performance Graph compares the total cumulative return (assuming dividends are reinvested) on the Common Stock during the five fiscal years ended June 30, 2003 with the cumulative return on the Standard & Poor's 500 Index and the Standard & Poor's Apparel, Accessories & Luxury Goods Index, assuming investment of $100 in each of the above at their closing stock prices on June 30, 1998.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                  AMONG CHAUS BERNARD, INC., THE S&P 500 INDEX
              AND THE S&P APPAREL, ACCESSORIES & LUXURY GOODS INDEX



                               [GRAPHIC OMITTED]



                                                          CUMULATIVE TOTAL RETURN
                                ----------------------------------------------------------------------------
                                    6/98         6/99         6/00         6/01         6/02         6/03
                                -----------   ----------   ----------   ----------   ----------   ----------
BERNARD CHAUS, INC. .........       100.00        85.45        20.01        14.84        17.45        27.64
S&P 500 .....................       100.00       122.76       131.66       112.13        91.96        92.19
S&P APPAREL .................       100.00        70.83        51.11        74.03        86.66        78.81

THE NARRATIVE AND/OR TABULAR INFORMATION ABOVE IS A FAIR AND ACCURATE DESCRIPTION OF GRAPHIC OR IMAGE MATERIAL OMMITED FOR THE PURPOSE OF EDGAR FILING.

                              CERTAIN TRANSACTIONS

     Mr. Kling serves as a consultant to Lockton Companies, an insurance broker from which the Company obtains directors and officers liability insurance, and employee practices liability insurance. The total aggregate premium payments paid to Lockton Companies in respect of such insurance during fiscal 2003 were approximately $184,000.

                                   AUDITORS

     Deloitte & Touche serves as the principal accounting firm designated to audit the Company's consolidated financial statements. The engagement of Deloitte & Touche is not being presented for approval by the shareholders at the Meeting; however, a representative from Deloitte & Touche is expected to be available to answer questions, if any, addressed to him or her at the Meeting and will be given the opportunity to make a statement if such representative desires to do so.

     The aggregate fees billed by Deloitte & Touche, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates to the Company for fiscal 2003 were as follows:


Audit Fees ..........................................      $   312,000(a)
Financial Information Systems
 Design and Implementation Fees .....................      $         0
All Other Fees ......................................      $   128,000(b)(c)

----------
(a) Represents fees billed in connection with the audit of the Company's annual consolidated financial statements for fiscal 2003 and reviews of the Company's consolidated financial statements included in its quarterly reports on Form 10-Q for fiscal 2003.

(b) Represents $30,000 billed in connection with the audit of the Company's employee benefit plans for fiscal 2003 and $98,000 billed in connection with tax services for fiscal 2003.

(c) The Audit Committee has considered whether the provision of these services is compatible with maintaining Deloitte & Touche's independence.

     The charter of the Audit Committee provides that the Audit Committee approves the fees and other significant compensation to be paid to the independent auditors. The Audit Committee and the Board of Directors have further agreed that all services to be provided by Deloitte & Touche should be approved in advance by the Audit Committee (or its designee). Prior to any such approval, it is expected that the Audit Committee (or its designee) would review a budget for any such services, which budget would likely include a description of, and a budgeted amount for, particular categories of non-audit services that are anticipated at the time the budget is submitted, and that the Audit Committee (or its designee) would periodically monitor the services rendered by and actual fees paid to the independent auditors to ensure that such services are within the parameters approved by the Audit Committee (or its designee). The Audit Committee has authorized Mr. Kling to approve the use of Deloitte & Touche for tax consulting services related to the preservation of the Company's net operating losses subject to Mr. Kling keeping the Audit Committee apprised of such services.

                       PROPOSALS FOR NEXT YEAR'S MEETING

     Any proposal by a shareholder who intends to be present at the next Annual Meeting of Shareholders must be received by the Company at its offices at 800 Secaucus Road, Secaucus, New Jersey 07094 for inclusion in its proxy statement and form of proxy relating to that Annual Meeting no later than June 17, 2004, and must otherwise comply with the rules of the Securities and Exchange Commission for inclusion in the proxy materials. Such proposals should be sent to the Secretary of the Company by certified mail, return receipt requested. A proxy will confer discretionary authority to management of the Company to vote on any matter other than matters for which the Company received notice by a shareholder prior to August 31, 2004; provided, however, that if the 2004 Annual Meeting of Shareholders is held prior to October 14, 2004, the Company will notify the shareholders of a revised date for submitting notice to the Company.

                                 MISCELLANEOUS

     The Board of Directors does not intend to present, and does not have any reason to believe that others intend to present, any matter of business at the Meeting other than as set forth in the accompanying Notice of Annual Meeting of Shareholders. However, if other matters properly come before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote any proxies in accordance with their judgment.

     The Company will bear the cost of preparing, assembling and mailing the enclosed form of proxy, this Proxy Statement and other material which may be sent to shareholders in connection with this solicitation. The Board of Directors may use the services of the Company's directors, officers and other regular employees to solicit proxies. The Company may reimburse persons holding shares in their names or in the names of nominees for their expenses in sending proxies and proxy material to their principals.


     Copies of the 2003 Annual Report to Shareholders, including the consolidated financial statements for the fiscal year ended June 30, 2003, are being mailed to the shareholders prior to or simultaneously with this Proxy Statement.


     THE COMPANY WILL PROVIDE A COPY OF ITS ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION (FORM 10-K) FOR THE FISCAL YEAR ENDED JUNE 30, 2003 TO EACH SHAREHOLDER WITHOUT CHARGE (OTHER THAN A REASONABLE CHARGE FOR ANY EXHIBIT REQUESTED) UPON WRITTEN REQUEST TO:


                                          Bernard Chaus, Inc.
                                          800 Secaucus Road
                                          Secaucus, New Jersey 07094


                                          Attention: Barton Heminover
                                                     Chief Financial Officer
                                                     and Assistant Secretary